EXHIBIT 10.1

                                               TO

                                       ICOS Corporation's

                                            Form 10-Q

                                      For the Quarter Ended

                                          June 30, 1997





     "[    *    ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                       FIRST AMENDMENT TO
                             R & D COLLABORATION/LICENSE AGREEMENT

     This Amendment is entered into as of June 27, 1997 by and between ICOS Corporation, a Delaware corporation ("ICOS"), and Abbott Laboratories, an Illinois corporation ("Abbott").

                                           RECITALS

     A. ICOS and Abbott entered into an R&D Collaboration/License Agreement dated as of April 1, 1995 (the "R&D Agreement").
     B. ICOS and Abbott desire to amend certain terms of the R&D Agreement to expand the scope of their R&D collaboration and to have Abbott perform certain research work for ICOS.

                                          AMENDMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:
     1.     Field and Excluded Field.  The terms "Field" and "Excluded Field"
shall be amended to read in their entirety as follows:
                 1.9   "Excluded Field" means small molecules (a) whose primary
            site of interaction is outside a cell with respect to ICAM-2,
            ICAM-3, ICAM-4, ICAM-5, p150/95, alpha-4 or alpha-D integrins or any other ICAMs or integrins that are discovered outside of the Research
            Program, including small molecules that bind to or compete in binding to the extracellular domain of ICAM-2, ICAM-3, ICAM-4,
            ICAM-5, p150/95, alpha-4 or alpha-D integrins or any other ICAMs or integrins that are discovered outside of the Research Program, or
            (b) whose primary site of interaction is inside a cell with respect to ICAM-4, alpha-D integrin or any other ICAMs or integrins that are discovered outside of the Research Program.  Small molecules that bind to or compete in binding to the extracellular domain of ICAM-1,
            LFA-1 or MAC-1 are specifically excluded from the Excluded Field.
                 1.13   "Field" means small molecules (a) whose primary site of
            interaction is inside a cell with respect to ICAM-1, ICAM-2, ICAM-3,
            LFA-1, MAC-1, p150/95 or alpha-4 integrins and that (i) modulate the affinity or avidity of LFA-1, MAC-1, p150/95 or alpha-4 integrins for their ligands or (ii) modulate the intracellular signal transduction activities or the intracellular transcription, translation or post-translational processing for expression of
            ICAM-1, ICAM-2, ICAM-3, LFA-1, MAC-1, p150/95, or alpha-4 integrins or (b) whose primary site of interaction is outside a cell with respect to ICAM-1, LFA-1 and MAC-1, including small molecules that bind to or compete in binding to the extracellular domain of
            ICAM-1, LFA-1 or MAC-1.  Specifically excluded from the "Field"
            is the Excluded Field.  Proteins and peptides with more than 11 amino acids and oligonucleotides with more than 25 nucleotides are not small molecules and, therefore, are excluded from the
            "Field" except when they are dimers or multimers of peptides of less than 12 amino acids or dimers or multimers of oligonucleotides of less than 26 nucleotides.
     2.     New Definition.  The following new definitions are added to Section
1 of the R&D Agreement:
                 1.41   "Intracellular Program Product" means any Program
            Product which contains a Research Compound whose primary site of interaction in the Field is inside a cell.
                 1.42   "Extracellular Program Product" means any Program
            Product which contains a Research Compound whose primary site of interaction in the Field is outside a cell.
	                1.43   "Competitive Extracellular Program Products" means an
            Extracellular Program Product marketed by Abbott or any of its
            Affiliates or sublicensees (an "Abbott Extracellular Program
            Product") which directly competes with any product marketed by
            ICOS or its Affiliates or sublicensees:  (i) that is already on the market in any Major Market Country at the time of the first commercial sale of such Abbott Extracellular Program
            Product in any Major Market Country; and (ii) that does not have competition from any other pharmaceutical product against the same molecular target which is already on the market in such Major
            Market Country at the time of the first commercial sale of such
            Abbott Extracellular Program Product.
	                1.44   The term "SAR by NMR", which stands for "Structure
            Activity Relationship" by "Nuclear Magnetic Resonance", shall mean
            the process of drug design through the use of NMR [    *    ].
     3.     Term.  The initial term of the Research Program shall be extended from three (3) to four (4) years from the Effective Date by revising Section 2.3 of the R&D Agreement to read in its entirety as follows:
            2.3   Term.  The initial term of the Research Program shall be four
            (4) years from the Effective Date (i.e., initial Research Term).
            The Research Term may be extended on a year-to-year basis for up to one (1) additional year after the end of the initial Research
            Term upon mutual agreement of the parties, the discussion for such extensions to begin six (6) months prior to the end of the
            Research Term.  The scope of the Research Program under Section 2.1 and funding to be provided to ICOS by Abbott under Section 2.2 may also be expanded, upon mutual written agreement of the parties.
            If the use of the ICOS Research Patent Rights in the Research
            Program is substantially impaired because such use infringes the issued patent(s) of a third party(ies) covering similar subject matter (in whole or in part), then the parties shall discuss and agree upon a modification to the Research Program to avoid such infringement.  In the event the parties are unable to agree upon such modification, Abbott may terminate the term of the Research
            Program and its continued funding obligation under Section 2.2 upon one hundred and eighty (180) days' notice to ICOS, in which event the licenses granted under Section 4.1 shall also terminate.
     4.     Milestone Payments.  Abbott's obligation to make milestone payments shall be modified to cover both Intracellular Program Products and
Extracellular Program Products by revising Section 6.3 of the R&D Agreement to read in its entirety as follows:
            6.3   Milestone Payments
                  (a)   Abbott shall pay ICOS the following amounts with respect
            to each Intracellular Program Product within [    *    ] after the
            occurrence of the event indicated:
            Event	                                           Amount
            [    *    ]	                                     [    *    ]

     	            (b)   Abbott shall pay ICOS the following amount within
            [    *    ] after the occurrence of the event indicated with
            respect to the first Extracellular Program Product to achieve the event:
            Event	                                           Amount
            [    *    ]                                      [    *    ]

No milestone payments shall be due and payable on Extracellular Program Products beyond the first Extracellular Program Product to achieve the event.
     5.     Royalties.  The royalties due and payable by Abbott under the R&D
Agreement shall be modified to provide for [    *    ] by revising Section
6.1(a) to read in its entirety as follows:
	           (i)   Abbott shall pay ICOS the following royalty on the Net Sales during the Royalty Period of Program Products, except Competitive
            Extracellular Program Products, containing the same Research
            Compound (or a salt, prodrug or trivial variation thereof) even though such Program Products may have different indications, dose form, unit size, etc.:
            Net Sales During Calendar Year                   Royalty Rate
            [    *     ]                                     [    *    ]

	           (ii)	Abbott shall pay ICOS the following royalties on the Net Sales during the Royalty Period of Competitive Extracellular Program
            Products containing the same Research Compound (or a salt, prodrug or trivial variation thereof) even though the Extracellular Program
            Products may have different indications, dose form, unit size, etc:
            Net Sales During Calendar Year                   Royalty Rate
            [    *    ]	                                     [    *    ]
	           (iii)   No multiple royalties shall be payable on the same Net
            Sales of a Program Product under either clause (i) or (ii) because such Program Product or its manufacture, use or sale is covered by more than one Valid Claim included in a licensed patent or more than one patent in the licensed patents.
	           (iv)   The milestone payments for a Program Product under Section
            6.3 shall be fully credited against future royalties due hereunder
            on the Program Product through a [    *    ] in the royalty rates
            set forth in this Section 6.1 (a)(i) or (ii), as the case may be.
	           (v)   Royalties shall be paid to ICOS within (i) [    *    ] after
            the end of each calendar quarter with respect to the Net Sales of
            Program Products accruing during the quarter in the United States
            (not including Puerto Rico) and (ii) within [    *    ] after the
            end of each fiscal quarter ending with last day of February, May,
            August and November with respect to Net Sales of Program Products accruing during the quarter outside of the United States or in Puerto Rico.  With each royalty payment, Abbott shall deliver to
            ICOS a statement setting forth by country and Program Product the
            Net Sales during the quarter and a calculation of the royalties due thereon.  All royalties shall be paid in U.S. dollars, such royalties being converted, where applicable, from the currency of the country where the Net Sales accrued at the financial exchange rate quoted by The Wall Street Journal (Midwest Edition)
            (or if not published, another appropriate publication) for the last business  day of the quarter to which the royalty payment relates.  All royalty payments shall be made by means of bank wire transfer (in immediately available funds) or a check drawn on a United States bank.
	           (vi)   At the end of the Royalty Period as to each Program Product, no further royalties shall accrue and the license under Section 4.2 shall become fully paid-up and nonexclusive and shall not be subject to termination pursuant to Section 14.2 (assuming all milestone payments and accrued royalties with respect to such Program
            Product are paid); provided, however, that, with respect to any
            ICOS Product Know How that covers method(s) of making Research
            Compound for the Program Product, such license for the Program
            Product that Abbott, its Affiliates or its sublicensees has been selling shall continue to be exclusive (fully paid-up and
            nonterminable) if (i) Abbott notifies ICOS of the specific ICOS
            Product Know How that Abbott wishes to continue to license exclusively and (ii) such ICOS Product Know How has not lost its trade secret protection other than through fault or other action of
            ICOS or its Related Parties.
     6.     SAR by NMR.
                 (i)   Abbott shall apply SAR by NMR to certain targets
            designated by ICOS in the Excluded Field.  Initially, Abbott shall
            apply the SAR by NMR to [    *    ] by ICOS.  Abbott shall promptly
            commence such work after [    *    ].  Abbot will be able to provide
            results to ICOS [    *    ].  (ii)   Abbott shall also apply the
            SAR by NMR to research ICAM-1, MAC-1 and LFA-1 in the new
            extracellular part of the Field which was added by this Amendment.
            If such research is successful in identifying any Research
            Compounds, Abbott shall [    *    ] that Abbott will conduct for
            ICOS for each Research Compound identified by Abbott [    *    ].
            ICOS shall identify the new targets to be researched by Abbott.
            Abbott estimates that it will take approximately [    *    ] to
            complete such research work for each additional target.
	           (iii)   Abbott shall inform ICOS at least once a quarter of the
            progress and any material developments with respect to the research
            work that it is performing for ICOS and shall, within [    *    ]
            after the completion of such research work for each target, provide ICOS with a written report summarizing its activities and results.  It is recognized and agreed that (A) with respect to Excluded Products, any small molecules resulting from the SAR by
            NMR will be treated as Research Compounds and (B) all information from SAR by NMR activities for ICOS designated targets shall be exclusively licensed to ICOS pursuant to Section 4.4 for Excluded
            Products and for the development of small molecules in the
            Excluded Field.
            (iv)   ICOS can propose additional targets for SAR by NMR beyond
            the research work provided in clause (i) and (ii) hereof, and Abbott shall reasonably consider such proposal, provided that it would not detrimentally affect Abbott's research programs.  If accepted by
            Abbott, ICOS shall cover the cost of such additional research work, and the milestone payments and royalties required by Exhibit B of this Agreement shall apply to products resulting from such additional research work.
     7.     Exhibit B shall be revised to read in its entirety in the form of
Exhibit B which is attached to this Amendment.
     8.     ICOS shall, within [    *    ] after the execution of this
Amendment, (i) provide to Abbott reagents in the expanded portion of the field
(ICAM-1, MAC-1 and LFA-1) in sufficient quantity and purity to enable Abbott to conduct NMR and to conduct high throughput screening and (ii) provide to Abbott any Research Compounds previously discovered by ICOS in the expanded portion of the Field.  In addition, each party acknowledges its obligations under Section
2.5(c) of the R&D Agreement to keep the other party fully and promptly informed as to all of its discoveries and technical developments under the
Research Program, including discoveries and technical developments in the expanded portion of the Field.
     9.     Except as specifically modified by this Amendment, the terms and conditions of the R&D Agreement are ratified by the parties as being in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ICOS CORPORATION                          ABBOTT LABORATORIES
By: /s/ W. Michael Gallatin               By: /s/ Paul N. Clark
Title: Vice President and                 Title: President, Pharmaceutical
Scientific Director                       Products Division

[*] Confidential Treatment Requested

                                      EXHIBIT B
                           ROYALTIES ON EXCLUDED PRODUCTS

     A.     Definitions.  As used in this Exhibit B:
     "Abbott Compound" means a small molecule that (1) was first discovered in the Research Program to have activity in the Excluded Field and for which structural information and the information related to such activity was provided to ICOS and (2) is a Research Compound.
     "Derived Product" means an Excluded Product containing a Research Compound whose structure was derived by ICOS from an Abbott Compound (or a salt or prodrug thereof).
     "Direct Product" shall mean an Excluded Product containing a Research Compound that is an Abbott Compound (or a salt, prodrug or trivial chemical variation (e.g., methylated analog) thereof).
     "SAR by NMR Product" shall mean an Excluded Product containing a Research Compound whose structure was developed by the SAR by NMR research work performed by Abbott for ICOS (or a salt, prodrug or trivial chemical variation thereof).
     "Final Product" means a Derived Product, Direct Product, or SAR by NMR Product.
     The definitions of "Net Sales" and "Royalty Period" shall be applied mutatis mutandis to ICOS and Final Products. All other terms shall have the meaning set forth in this Agreement.
     B. Royalties. Subject to the terms of this Exhibit B, ICOS shall pay Abbott a royalty on the Net Sales during the Royalty Period of Excluded Products that are Final Products as follows:
     (1) On a country-by-country basis with respect to each Final Product that is made, used or sold in a country in which it is covered by a patent (until the date set forth in Section 1.37(a) with respect Valid Claims covering use or method of manufacture),the royalty rate shall be:

              Product              Rate
              Direct Product       [    *    ]
              Derived Product      [    *    ]
              SAR by NMR Product   [    *    ]

                                 SAR by NMR Products
                                 -------------------
              Net Sales During Contract Year              Royalty Rate
              [    *    ]                                 [    *    ]

     (2) On a country-by-country basis with respect to each Final Product that is made, used and sold in a country in which it is not covered by a patent, the royalty rate shall be:

              Product               Royalty Rate on Net Sales
              Direct Product        [    *    ]
              Derived Product       [    *    ]
              SAR by NMR Product    [    *    ]

     Only one of the above royalty rates shall apply at any time to a Final Product; however, if a Final Product is subject to two (2) different royalty
rates [    *    ].  No multiple royalties shall be payable on the same Net Sales of an Excluded Product because the Excluded Product or its manufacture, use or sale is covered by more than one Valid Claim included in a licensed patent or more than one patent in the licensed patents.
     Royalties shall be paid to Abbott within (i) [    *    ] after the end of
each calendar quarter with respect to the Net Sales of Final Products accruing during the quarter in the United States (not including Puerto Rico) and
(ii) within [    *    ] after the end of each fiscal quarter with respect to
Net Sales of Final Products accruing during the quarter outside of the United States or in Puerto Rico. With each royalty payment, ICOS shall deliver to Abbott a statement setting forth by country and Final Product the Net Sales during the quarter and a calculation of the royalties due thereon. All royalties shall be paid in U.S. dollars, such royalties being converted, where applicable, from the currency of the country where the Net Sales accrued the financial exchange quoted by the Wall Street Journal (Midwest Edition) (or if not published, another appropriate publication) for the last business day of the quarter to which the royalty payment relates. All royalty payments shall be made by means of bank wire transfer (in immediately available funds) or a check drawn on a United States bank.
     At the end of the Royalty Period as to each Final Product, no further royalties shall accrue and the license under Section 4.4 shall become fully paid-up and nonexclusive and shall not be subject to termination pursuant to
Section 14.2 (assuming all accrued royalties with respect to the Final
Product are paid); provided, however, that, with respect to any Abbott Product Know How that covers method(s) of making Research Compound for the Final Product, such license for the Final Product that ICOS, its Affiliates or its sublicensee has been selling shall continue to be exclusive (fully paid-up and nonterminable) if (i) ICOS notifies Abbott of the specific Abbott Product Know How that ICOS wishes to continue to license exclusively and (ii) such Abbott Product Know How has not lost its trade secret protection other than through fault or other action of Abbott or its Related Parties.
     C. Third-Party Royalties. In the event a license from a third party (not an Affiliate of ICOS) is necessary to develop or market a Final Product,
[    *    ] of any royalties due under such license for sales during a calendar quarter may be deducted from the royalties due hereunder on Net Sales of the Final Product during such quarter; provided, however, that the deduction
shall not reduce such royalties due hereunder by greater than [    *    ].
     D. Exclusion From Royalties. Notwithstanding the foregoing, no royalties shall be due with respect to a Final Product incorporating an Abbott Compound (or salt, prodrug or trivial chemical variation thereof) or any compound derived therefrom if:
     (1) Such Abbott Compound was a compound supplied or to be supplied to ICOS as a Supplied Compound and was discovered in the Research Program to have activity in the Excluded Field before (or at the same time as) it was discovered in the Research Program to have activity (if at all) in the Field or
     (2) ICOS can demonstrate, through suitable written evidence, that it had the same or related structural information for such Abbott Compound from other work or sources prior to receiving it from Abbott. ICOS shall notify
Abbott within [    *     ] after receiving structural information for such
Abbott Compound from Abbott that it has the same or related structural information from other work or other sources; otherwise, ICOS shall have the burden of proving that such Abbott Compound or compound incorporated in the Final Product was not derived from the structural information provided to ICOS by Abbott.
     E. Further Exclusion from Royalties. Notwithstanding the foregoing, no royalties shall be due with respect to an SAR by NMR Product (or salt, prodrug or trivial chemical variation thereof) or any compound derived therefrom if ICOS can demonstrate through suitable written evidence, that the activity of such molecule was known to or discovered by ICOS prior to receiving the information from Abbott relating to its SAR by NMR research work on such molecule.
     F. Books and Records. The provisions of Section 6.4 of this Agreement shall apply mutatis mutandis.
     G. Value of Collaboration and Know How. ICOS acknowledges that Abbott's participation and work in the Research Program will be of substantial value and that the Abbott proprietary technology licensed to ICOS for the Research Program constitutes valuable and substantial trade secrets and know how of Abbott. The parties acknowledge and agree that, for their mutual convenience and after considering other alternatives, the payments to Abbott set forth in this Exhibit B, including the structure and timing of royalty payments, are an appropriate and mutually convenient way of compensating Abbott.
     H.     Milestone Payments.  ICOS shall pay to Abbott the following amounts
within [    *    ] after the occurrence of the event indicated with respect to the first SAR by NMR Product:

            Event                  Amount
            [    *    ]            [    *    ]

     I. Milestone Credited. The milestone payments for an SAR by NMR Product shall be fully credited against future royalties due hereunder on the
SAR by NMR Product through a [    *     ] in the royalty rates set forth in
Paragraph B of this Exhibit B.

------------------------
[*] Confidential Treatment Requested